Contact: Michael Polzin

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FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS RECORD FOURTH QUARTER AND

29TH CONSECUTIVE YEAR OF RECORD SALES, EARNINGS

DEERFIELD, Ill., Sept. 29, 2003 – Walgreen Co. (NYSE: WAG) today announced record sales and earnings for the fourth quarter and fiscal year 2003, ending Aug. 31. This marks the 29th consecutive year of record results for the nation’s largest drugstore chain. Walgreens also continued its industry-leading expansion during the year, opening 430 new stores, including 209 in the fourth quarter alone.

Net earnings for the fourth quarter were up 11.9 percent to $277.1 million or 27 cents per share (diluted) versus last year’s $247.7 million or 24 cents per share. Fiscal year net earnings increased 15.4 percent to $1.176 billion or $1.14 per share (diluted) versus last year’s $1.019 billion or 99 cents per share. Excluding gains of $29.6 million this year and $6.2 million last year from litigation settlements, fiscal year earnings rose 14.0 percent to $1.157 billion or $1.12 per share (diluted) from last year’s $1.015 billion or 98 cents per share.

This year’s LIFO inflation index came in under 1 percent, resulting in a fourth quarter LIFO credit of $19.5 million, versus a credit of $9.9 million last year. The lower index reflects more generic drug price decreases and some deflation among non-pharmacy inventories.

Chairman and CEO David Bernauer said, "The absence of price increases amplifies the challenge for retailers to grow earnings. Yet we continue to post double-digit increases. Most important is to look at what we take to the bank. Our percent of earnings to sales has increased over the last 10 years from 3.05 percent to 3.62 percent."

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Sales rose 14.0 percent to $8.2 billion for the fourth quarter and 13.3 percent to $32.5 billion for the year. Total sales in comparable stores (those open more than a year) were up 9.9 percent for the quarter and 8.6 percent for the year. Prescriptions, which accounted for 62 percent of sales in fiscal 2003, climbed 17.1 percent in the fourth quarter and 17.4 percent for the year. Prescription sales in comparable stores rose 13.6 percent in the quarter and 13.2 percent for the year. Walgreens filled 400 million prescriptions in 2003, an increase of 10.7 percent from the previous year.

"We had a strong fourth quarter, as non-pharmacy sales bounced back," said Bernauer. "We also opened a record 127 new stores in August alone, and our store opening program is on track to reach 7,000 stores by 2010."

Walgreens also continues to gain market share across nearly all product categories. In the 52-week period ending Aug. 9, Walgreens gained market share against all food, drug and mass merchandise competitors in 55 of its top 60 product categories. "We’ve placed more emphasis on in-stock conditions and customer service, which we believe have fueled our increases in non-pharmacy sales and market share," said Walgreens President Jeff Rein. "And we’ve increased our 24-hour locations from 900 to 1,112 over the last year – nearly a 24 percent increase."

Among new services Walgreens plans is digital camera prints available at all stores nationwide by the end of December. Customers will be able to bring in their digital camera memory card or CD and receive 4-by-6 prints for just 29 cents each. "Getting prints from your digital camera will be as easy and inexpensive as developing a roll of film," said Rein, "and less expensive than printing at home."

Walgreens is budgeting more than $1 billion in capital investments for the new fiscal year, including expenditures for new stores and a new distribution center in Southern California, the fourth to open in the last two years. The company anticipates a fiscal 2004 net increase of approximately 365 stores after closing and relocations. The goal for total openings in the year is approximately 450.

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Major areas for store expansion in 2004 include California, the Carolinas, Florida, Texas and the state of Washington. "Our growth created 10,000 new jobs in fiscal 2003, and we’ll create a similar number of new jobs in fiscal 2004," said Rein.

Walgreens is growing its store base faster than its top three competitors combined. In 2003 Walgreens opened 344 net new stores (including store closings and relocations) versus a net gain of 117 stores for the next three largest chains combined. Freestanding locations now comprise 80 percent of Walgreens store base.

Driving the company’s growth is the increasing demand for prescription drugs. Prescription drug sales in the U.S. increased 11.3 percent to $183 billion in 2002 and are expected to reach $446 billion by 2012. "Use of prescription drugs will continue to boom this decade, and our growth means we’re ready for that increased business," said Bernauer.

Although selling, general and administration expenses increased 33 basis points in the fourth quarter to 21.63 percent of sales, that increase came as a result of new mandated accounting standards adopted in January 2003.

"With the turnaround in recent months of non-pharmacy sales and a strong back-to-school season, I’m very optimistic about the coming year," said Bernauer. "We have the right people, the right locations and the right products in place at the right time."

At Aug. 31, Walgreens operated 4,227 drugstores in 44 states and Puerto Rico, versus 3,883 a year ago.

For additional highlights on the quarter’s results, a recorded Webcast and other financial information are available on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-Q, which Note is incorporated into this news release by reference.

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WALGREEN CO.

COMPARATIVE CONDENSED STATEMENTS OF EARNINGS

(Unaudited: in millions, except per share data)

	QUARTER ENDED			YEAR ENDED
	August 31 2003	August 31 2002	Percent Change	August 31 2003	August 31 2002	Percent Change
Net sales	$ 8,246.4	$ 7,235.3	14.0%	$ 32,505.4	$ 28,681.1	13.3%
Earnings before taxes (A, B)	$ 445.2	$ 398.0	11.9%	$ 1,888.7	$ 1,637.3	15.4%
Income taxes	$ (168.1)	$ (150.3)		$ (713.0)	$ (618.1)
Net earnings (A)	$ 277.1	$ 247.7	11.9%	$ 1,175.7	$ 1,019.2	15.4%
Net earnings per share (A) Basic Diluted	$ .27 $ .27	$ .25 $ .24	8.0% 12.5%	$ 1.15 $ 1.14	$ 1.00 $ .99	15.0% 15.2%
Dividends declared per share	$ .04313	$ .03625	19.0%	$ .15563	$ .145	7.3%
Average shares outstanding Basic Diluted	1,024.9 1,031.7	1,024.5 1,033.7		1,024.9 1,031.6	1,022.6 1,032.3
  Fiscal 2003 includes a $29.6 million pre-tax gain from litigation settlements. Fiscal 2002 includes a $6.2 million pre-tax gain from a litigation settlement. Excluding these gains, earnings for the year increased 14.0 percent to $1.157 billion or $1.12 per share from last year’s $1.015 billion or 98 cents per share (diluted).
  In further explanation of, and supplementary to, the quarterly results, the LIFO provision for the fourth quarter was a credit of $19.5 million versus a credit of $9.9 million for the same period a year ago.

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